                                   AGREEMENT


This agreement ("Agreement") is made and entered into as of August 18, 1997 (the "Effective Date") by and between C-Cube Microsystems Inc., a Delaware USA corporation with its principal place of business at 1778 McCarthy Blvd., Milpitas, California, 95035 ("C-Cube"), and MSU U.K. Limited, a British corporation, with offices at 526-528 Elder Gate, Central Milton Keynes, MK9 1LR, England ("MSU").


                                    RECITALS


Whereas: C-Cube is a leader in chips for video compression and decompression of MPEG-1 and MPEG-2;

Whereas: MSU has developed technology for a standalone ASIC chip which integrates a CD-DSP, an RF amplifier, motor drivers, a servo control and an audio DAC ("Envoy Technology") and C-Cube desires to manufacture and sell the standalone Envoy chip; and

Whereas: C-Cube and MSU desire to cooperate to allow C-Cube to integrate Envoy Technology into C-Cube's MPEG-1 Video CD decoder chips ("Envoy VCD") and later into C-Cube's MPEG-2 DVD decoder chips ("Envoy DVD").

Now, therefore, in consideration of the promises and mutual convenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

I. DEFINITIONS AND RULES OF CONSTRUCTION.

   DEFINITIONS.

         MSU I.P. means intellectual property owned or controlled by MSU, including patents, patent applications, trade secrets, maskworks and copyrights, but not including trademarks.

         C-Cube I.P. means intellectual property owned or controlled by C-Cube, including patents, patent applications, trade secrets, maskworks and copyrights, but not including trademarks.

         Production Release means, with respect to a product developed under this Agreement, that the Product (1) has fully satisfied C-Cube's production validation and requirements described in Appendix A; and (2) at least three C-Cube OEM customers each have ordered at least 10,000 units of the Product for production use.

         Net Selling Price means the selling price actually obtained by C-Cube for a product excluding cost of packing, insurance and transportation, import, export, excise, sales, and value-added taxes, and customs duties.

         Average Selling Price ("ASP") means the average Net Selling Price for a Product during a defined period.

         Net Product Revenue means the number of units sold of a Product (net of any returned shipments, RMA's, etc.) during a defined period multiplied by the ASP of that Product during the same period.

         Gross Margin means the difference between C-Cube's ASP of a Product and C-Cube's full cost of manufacturing such Product (including direct costs and allocated engineering, manufacturing and marketing overhead) in accordance with generally accepted accounting principles in the United States.

         Products means any C-Cube product developed under this Agreement incorporating the Envoy Technology.


II. THE COMMERCIAL DEVELOPMENT OF A STANDALONE ENVOY CHIP

    A. Promptly following the execution of this Agreement, C-Cube will make diligent efforts to complete the development of the standalone Envoy chip ("Standalone Envoy") in standard cell technology and to bring it to volume production for loaders manufactured by Sony, Sanyo and Philips with error correction quality equal to or better than the Philips CD7 solution. MSU will make available to C-Cube all Envoy Technology required by C-Cube to develop the Standalone Envoy and bring it to Production Release. Standalone Envoy will incorporate servo control hardware.

    B. C-Cube will send two engineers to MSU in the UK, together with sufficient VideoCD system software support to enable the milestones of Section VIII.B. 1-5 to be met.

    C. Within 2 weeks after the Effective Date, MSU will disclose in writing (or other appropriate media) all necessary information relating to Envoy Technology for the following:

         1. A detailed description of the DSP instruction set; and

         2. Source code for the internal CPU and DSP code, meeting the quality requirements for all of the loaders set forth in Section VIII.B.2.; and

         3. A detailed datasheet and architecture specification; and

         4. A Verilog gate level netlist (with documentation) for the device including information on critical timing paths.

    D. Simultaneously with the completion of the milestone of Section VIII.B.3. and simultaneously with the payment by C-Cube to MSU of [*] for completion of such milestone, MSU will disclose in writing (or other appropriate media) all necessary information relating to Envoy Technology required for C-Cube to develop the Standalone Envoy for Production Release, including the complete architecture, algorithms, micro-architecture, microcode structure and any other technology relevant to Envoy, including but not limited to the following items:

         1. Functional and timing simulation vectors as well as a set of manufacturing test vectors achieving better than 95% fault coverage (not including the memory sections) using a single stuck at 0 or 1 fault model; and

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

         2. All necessary developments tools (e.g., assembler, emulator, etc.) to aid in firmware development for Envoy; and

         3. Necessary information to port the production of Standalone Envoy to additional foundries and sell the Standalone Envoy chips through C-Cube's sales channels.

    E. MSU will continue to provide to C-Cube all available feature and/or functionality enhancements for the Envoy Technology during the period in which royalties are payable under this Agreement.

    F. C-Cube will have sole discretion in determining the selling price of its VCD products and Standalone Envoy products. However, subject to market conditions, C-Cube will not unreasonably price either product in relation to the other product.


III. INTEGRATION OF THE ENVOY TECHNOLOGY INTO AN ENVOY VCD

       Until the Production Release date of the Standalone Envoy, C-Cube agrees to evaluate the Envoy Technology to determine its suitability for integration into an Envoy VCD ("Envoy VCD"). If C-Cube determines that the Envoy Technology is suitable for such integration, then (i) MSU agrees to enter into an exclusive arrangement with C-Cube for development of an Envoy VCD according to the terms set forth herein, (ii) C-Cube will not develop, modify, make, have made, market or sell a product of comparable functionality to the Envoy VCD during the term of this Agreement, and (iii) MSU will fully support C-Cube's integration efforts. Any such arrangement shall include the provisions set forth below in this Article III.

    A. The resulting Envoy VCD chip will be equal to or better than the Standalone Envoy with respect to features and quality.

    B. MSU will work closely with C-Cube to expedite the Envoy VCD Product to market in time for the 1998 VCD holiday selling season.

    C. Within 30 days after the close of each fiscal quarter during the term in which royalties are payable, C-Cube will pay royalties to MSU for C-Cube's Envoy VCD Product according to the following table:



                                     Royalty Rate (as a % of C-Cube's Net Product Revenue)
   Production Release Date                2H98-1H99        2H99-1H2000         >IH2000
   -----------------------                ---------        -----------         -------
-If on or before Aug. 31, 1998              [*]               [*]                [*]
-If on or before Oct. 31, 1998              [*]               [*]                [*]
    -If after Oct. 31, 1998                 [*]               [*]                [*]


    In the event the parties agree that a delay in the Production Release date is attributable solely to C-Cube's inability to perform and MSU has completed all of its responsibilities and deliverables on schedule, then the above royalty reduction attributable to such delay shall not be implemented.

    D. MSU will continue to provide to C-Cube all available feature and/or functionality enhancements for the Envoy Technology during the period in which royalties are payable under this Agreement.

    E. Should C-Cube decide before the Production Release date of the Standalone Envoy not to pursue an Envoy VCD solution, then MSU will have the right to negotiate with other parties

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

the licensing of Envoy Technology for the VCD market with an integrated (but not standalone) solution.

        F. If C-Cube elects to pursue the Envoy VCD, C-Cube and MSU anticipate that a minimum of six (6) million units incorporating Envoy Technology (including both Standalone Envoy and Envoy VCD) will be sold during the eighteen
(18) month period beginning on the Production Release Date of Standalone Envoy. If at the end of this period such unit sales are not achieved and C-Cube has not made reasonable efforts to achieve such sales levels, then C-Cube's license for Envoy Technology for the VideoCD market shall no longer be exclusive. All other terms and conditions shall remain in effect as if this release were not invoked.

IV.    INTEGRATION OF ENVOY TECHNOLOGY INTO AN ENVOY DVD

       Until September 20, 1997 MSU will not formally or informally discuss with any third parties the licensing of Envoy Technology for the DVD market. Provided C-Cube and MSU reach agreement to integrate the Envoy Technology into a C-Cube Envoy DVD decoder, MSU will fully support C-Cube's integration efforts. The up-front fees shall be no less favorable than those set forth in this Agreement for the Envoy VCD.

V.     LICENSE

       A. MSU grants to C-Cube an exclusive world-wide irrevocable right and license under MSU I.P. to develop, modify, make, have made, use, sell, export and import Standalone Envoy Products for the VideoCD market.

       B. C-Cube will not develop, modify, make, have made, market or sell a standalone product of comparable functionality to the Standalone Envoy for the VideoCD market during the term of this Agreement.

       C. Until the Production Release date of Standalone Envoy, MSU will not participate in any formal or informal discussions with parties other than C-Cube regarding licensing of integrated Envoy Technology for the VideoCD market.

VI.    INTELLECTUAL PROPERTY

             A. C-Cube shall own all intellectual property rights arising from the work performed solely by C-Cube.

             B. MSU shall own all intellectual property rights arising from the work performed solely by MSU.

             C. C-Cube and MSU shall jointly own the intellectual property rights arising from the work performed jointly by MSU and C-Cube ("Joint I.P.").

             D. MSU shall not assert against C-Cube any of its L.P. with respect to the design, manufacture, use or sale by C-Cube of any products incorporating Envoy Technology licensed under this Agreement.

             E. MSU represents and warrants that it has full legal right to license to C-Cube the Envoy Technology worldwide, and that the Envoy Technology does not violate any third party intellectual property rights, with the exception of the Sony/Philips generic CD controller and associated patents. Except with respect to such



RB/RF                                Page 4                      August 18, 1997

             Sony/Philips patents, MSU agrees to indemnify and hold C-Cube harmless in the event that, now or in the future, any third party asserts claims of intellectual property infringement against C-Cube related to Envoy Technology.

VII.   CONFIDENTIAL INFORMATION

       "Confidential Information" means any information disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection, which is designated as "Confidential," "Proprietary" or some similar designation. Information communicated orally shall be considered Confidential Information if such Information is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality;
(iv) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by reasonable evidence in the receiving party's possession; or (vi) is required by law to be disclosed by the receiving party, provided that the receiving party gives the disclosing party prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

       Neither party will disclose the other's Confidential Information to any third party without the other's prior written consent. Moreover, neither party will disclose such Confidential Information to its own employees except those with a need to know as necessary in the performance of this Agreement. Neither party will use the other's Confidential Information for any purpose other than for the performance of this Agreement. The period of confidentiality will be the term of this Agreement or three years from the date of disclosure, whichever is later.

VIII.  PAYMENTS

       A. C-Cube already has paid [*] to MSU. If, in C-Cube's sole opinion prior to the date of completion of milestone VIII B.3. below, the project cannot be completed on a reasonable schedule then C-Cube many terminate this Agreement and MSU shall refund to C-Cube any payments that have been made to MSU prior to such termination except for [*] of the [*] already paid to MSU prior to the execution of this Agreement. In the event of such termination, C-Cube's license to Envoy Technology shall be terminated.

       B. C-Cube shall pay MSU the following fixed amounts promptly following the completion of the milestones indicated:



                    Milestone                                                  Payment
                    ----------                                                 -------
      1. MSU's successful demonstration of the Standalone
         Envoy product working properly in a single loader
         with error correction quality equal to or better than
         the Philips CD7 solution.                                               [*]

      2. MSU's successful demonstration of the Standalone
         Envoy product working in Sony and Sanyo loaders in a VCD solution with error correction quality equal


* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.


RB/RF                                Page 5                      August 18, 1997



         to or better than the Philips CD7 solution.                       [*]

      3. Receipt by C-Cube of both (i) Standalone Envoy
         functional samples successfully working in a
         C-Cube bring-up board and (ii) deliverables of Envoy
         Technology as specified in Section 11(D) items 1-3.               [*]

      4. Full validation of Standalone Envoy functionality
         in accordance with the requirements set forth
         in Appendix A.                                                    [*]

      5. The Production Release of the Standalone
         Envoy, as a prepaid royalty, one of the following amounts:




                   Production Release date                       Prepaid Royalty
                   ----------------------                        ---------------
               - If on or before Oct. 5, 1997
               - If on or before Nov. 5, 1997
               - If on or before Dec. 5, 1997                          [*]
               - If on or before Jan. 5, 1997
                  - If after Jan. 5, 1998



       C. In addition to the above fixed amounts, within 30 days after the close of each C-Cube fiscal quarter during the term in which royalties are payable, C-Cube shall pay MSU running royalties for the Standalone Envoy (less the prepaid amounts set forth in Section VIII.B.5., above) calculated for the periods and at the rate determined according to the table below:




                                                        Royalty Rate (% of Gross Margin)
                                                        --------------------------------
                   Production Release date                4Q97        1998      1999
                   ----------------------                 ----        ----      ----
               - If on or before Oct. 5, 1997              [*]         [*]       [*]
               - If on or before Nov. 5, 1997              [*]         [*]       [*]
               - If on or before Dec. 5, 1997              [*]         [*]       [*]
               - If on or before Jan. 5, 1998              [*]         [*]       [*]
                  - If after Jan. 5, 1998                  [*]         [*]       [*]



       D. MSU shall have the right to inspect, at its expense and through an independent certified accounting firm, C-Cube's records as they relate to the calculation of ASP and gross margin. Such inspection will be with reasonable advance notice, during normal business hours, and no more than once per year during the term of this agreement and for one year thereafter. In the event of a disparity in excess of 7.5% of royalties payable in any audit period, then C-Cube shall reimburse MSU for reasonable audit fees.

XI.    REPRESENTATIONS AND WARRANTIES

       Each party hereby represents and warrants to the other that as of the Effective Date:

       A. It has the full corporate right, power and authority to enter into this Agreement and perform the acts required of it pursuant to this Agreement.

       B. The execution of this Agreement and the performance of its obligations and duties under this Agreement will not violate any agreement to which either party is a party or the rights of any third party; and each party makes no representations, warranties or agreements not expressly provided for in this Agreement.

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

RB/RF                                Page 6                      August 18, 1997

X. TERM AND TERMINATION

A. Term. The term of this Agreement will begin on the Effective Date and will continue as long as running royalties are payable hereunder unless earlier terminated as set forth below.

B. Termination. Either party will have the right to terminate this Agreement if:

  1. The other party breaches any material term of this Agreement and fails to cure such breach within 60 days after receiving written notice;

  2. The other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or

  3. The other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within 60 days of filing.

  4. In the event C-Cube terminates this Agreement because MSU falls within subparagraphs 2 or 3 above, C-Cube shall still have the obligation to pay running royalties provided that MSU is not in breach of any provisions of this agreement.

  5. In the event C-Cube terminates this Agreement because MSU falls within subparagraph 1 above, MSU shall refund to C-Cube all payments made with the exception of the initial [*] payment. In the event of such termination, C-Cube's license to Envoy Technology shall be terminated and Confidential Information of each of the parties shall be returned to its owners and no further use shall be made of the Confidential Information by the receiving party.

XI. GENERAL

A. Assignment. Except for an assignment in connection with the sale or transfer of the entire business of a party pertaining to this Agreement, neither party may assign this Agreement, in whole or in part, without the other party's prior written consent which will not unreasonably be withheld.

B. Export Compliance. This Agreement is subject to and conditioned upon compliance with the United States Export Administration Act and the applicable regulations thereunder (collectively, the 'U.S. Export Laws'), as well as any other laws of the United States and Japan provided each party notifies the other, in writing, of any affecting the export of technology. Each party will fully comply with the U.S. Export Laws and provide the other party with such documentation, assurances and access to records as may be required to obtain licenses under the U.S. Export Laws.

C. Governing Law. This Agreement will be governed by and construed in accordance with the laws of California applicable to agreements entered into, and to be performed entirely, within California between California residents. Any suit hereunder will

* The omitted information is confidential and has been filed separately with the Securities and Exchange Commission.

RB/RF                                Page 7                      August 18, 1997
be brought solely in the federal or state courts in the Northern District of California and MSU hereby submits to the personal jurisdiction thereof.

D. Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

E. Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

F. Force Majeure. Neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a 'Force Majeure'), including acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than 60 days.

G. Notices. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party.


To C-Cube                                   To MSU
-------------------------                   -------------------------------
Rick Foreman                                Wyn Holloway
Vice President                              Chairman
C-Cube Microsystems, Inc.                   MSU Corporation
1778 McCarthy Blvd.                         526-528 Elder Gate
Milpitas, CA 95035                          Central Milton Keynes, MK9 1LR
     United States                                 England


H. Independent Contractors. The parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

I. Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

J. Arbitration. If any disagreement arises relating to this Agreement, the senior management of both parties will meet to attempt to resolve such disagreements. If the disagreements cannot be resolved by senior management, an informal binding will be held. The parties will agree on the rules of the informal arbitration in the San Francisco Bay Area prior to the arbitration, based upon the nature of the disagreement. To the extent that the parties cannot agree on the rules of the informal arbitrations, the rules of the American Arbitration Association will apply. As a minimum set of rules in the informal arbitration, the parties agree as follows:

RB/RF                                Page 8                      August 18, 1997

         1. The arbitration will be held by a single arbitrator acceptable to both parties. If the parties cannot agree on a single arbitrator, each party will select one independent individual who will meet to appoint a single arbitrator.

         2. The decision of the arbitrator will be considered as a final and binding resolution of the disagreement which may be entered as judgment by any court of competent jurisdiction; and

         3. No court of law will have jurisdiction over this Agreement or this arbitration except to enforce the result, and neither party will sue the other where the basis of the suit arises under or involves the interpretation of this Agreement, except for enforcement of the arbitrator's decision if a party is not performing in accordance therewith.

         4. The parties will split the arbitrator's fee and each party shall pay its own costs and attorneys fees.

K. Confidentiality of this Agreement. Neither party may disclose the existence or the terms of this Agreement publicly or otherwise except as agreed upon in advance, and except as required by law. The parties will not release any press release without first agreeing with the other party on the contents thereof.

L. Amendments. Any supplement, modification or waiver of any provision of this Agreement must be in writing and executed by an authorized representative of both parties.

M. Entire Agreement. This Agreement and its Attachments are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing the Interim Agreement and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

     The parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

MSU U.K. Limited                                 C-Cube Microsystems Inc.

By: /s/ W.P. Holloway                            By: /s/ Alexandre Balkaaski
  --------------------------                       -----------------------------
Name: W.P. Holloway                              Name: Alexandre Balkaaski
    ------------------------                         ---------------------------
Title: Chairman                                  Title: President & CEO
     -----------------------                          --------------------------


RB/RF                                Page 9                      August 18, 1997

                                   APPENDIX A
                      VALIDATION & PRODUCTION REQUIREMENTS

I.  For the Standalone Envoy product:

   A. VALIDATION REQUIREMENTS
      1. Must pass the Philips VCD quality test on a C-Cube bring-up board; and
      2. Must pass C-Cube's 7-day reliability testing procedures.
   B. PRODUCTION REQUIREMENTS
      1. Must be brought up functionally in the VideoCD systems of three OEM customers selected by C-Cube, and must pass each OEM customer's 7-day reliability tests; and
      2. Must demonstrate suitable functionality and reliability so as to be taken to 1,000 unit pre-production volume at three of C-Cube's OEM customers.

II. For the Integrated C-Cube VCD + Envoy product:

   A. PRODUCTION REQUIREMENTS
      1. must fully satisfy C-Cube's validation and production requirements, as described in 1(a) and 1(b) above.


RB/RF                                Page 10                     August 18, 1997